Exhibit 99.1

December 2009 Golden Grain Energy Member Update Golden Grain Energy • 1822 43rd St. SW • Mason City, IA 50401 641-423-8525 • www.goldengrainenergy.com Page 2: Financial report Page 4: E-15 update OUR MISSION is to “add value to the corn production of the area and enhance the incomes of our investor partners while providing economic growth to the area we serve.” Message from the President & CEO: GGE’s 2009 fiscal year steadily improved, ended on high note Mark your calendars Golden Grain Energy/ Homeland Energy Solutions Crop Fair Make plans to attend a crop fair Jan. 22, 2010, at Raleigh Hills Country Club in Ionia, Iowa. The event is sponsored by Golden Grain Energy, Homeland Energy Solutions, Farm Credit Services of America, Five Star Cooperative and Iowa Corn. The day begins at 10 a.m. with an update on the ethanol industry from Walt Wendland, president and CEO of Golden Grain and Homeland Energy. Rocky Rocola from John Stewart and Associates will present a marketing update. Following lunch, there will be a presentation on the energy audit program. The final speakers of the day will be Joe Beland and Chuck Van Dyke with Farm Credit Services discussing lending and crop insurance updates. To RSVP for the event, contact Lori at Golden Grain Energy (641-423-8525) by Jan. 15. The fiscal year that ended Oct. 31 was another highly volatile year for corn and ethanol prices, but ended with very positive profit margins for Golden Grain Energy. Our industry has seen huge variations in grain prices and ethanol prices nearly every year that we’ve been in operation, but we’ve been able to work through those issues and find a way to come out profitable. We were really fighting a battle for survival as our fiscal year started in November and December 2008, but thanks to everyone chipping in and digging in their heels, we were able to say “We’re not going any farther down,” and we took steps to lower costs, minimize risks and maximize profits. Each month, the financial picture was better than the month before as ethanol rose from a low of $1.30/gallon to a high of about $2.15. Through the year corn prices also ranged from less than $3 per bushel to $4.75 at the high point. It hasn’t been a year for the faint at heart, and around 20 percent of the ethanol industry found themselves in bankruptcy. Golden Grain Energy, however, has a stronger balance sheet now than we did a year ago. Another factor that contributed to Golden Grain’s strong profit margins in the last few months was the global sugar market. We hadn’t anticipated the problems with sugar production and how the increased price of sugar, and increased demand in Brazil for their own ethanol, would keep imports out of the United States. We had thought we would be in a surplus supply situation, and in the end we were actually exporting Continued on Page 3 Annual meeting set for Feb. 25 GGE’s annual meeting will be held at the Floyd Community Center, Floyd, IA, on Thursday, Feb. 25. Registration and lunch starts at 11:30 a.m. with the meeting commencing at approximately 1 p.m. There are three director seats up for election. We anticipate the annual 10K report and proxy will be filed with the SEC the last week of December and ballots will be mailed to members the first week of January. Merry Christmas & Happy New Year from Golden Grain Energy

Page 2 Golden Grain Energy December 2009

Challenging year shows profit; best margins in last quarter

Golden Grain Energy is pleased to announce that the fiscal year ended October 31, 2009 shows profit of $2.2 million or $0.08 per unit. 2009 proved to be a very challenging year with the first quarter of the year posting the worst margins in GGE history to experiencing some of the best margins in the last quarter of the year.

The average price we received for our ethanol decreased approximately 27% compared to 2008 and the corn price decreased approximately 25% over the same period. As you are aware, GGE issued redeemable membership units and raised $4.3 million during the second fiscal quarter to meet bank compliance requirements. These funds, along with profits experienced in the last two fiscal quarters, allowed us to reduce our liabilities by approximately $11.9 million over 2008. This put GGE's working capital in a very comfortable position and we are compliant with all bank covenants as of October 31, 2009.

Our investments in other entities, including RPMG, Homeland Energy, Absolute Energy and Guardian Energy, are returning profits to the bottom line for GGE and we are looking forward to these adding additional return on investment in the future.

INCOME STATEMENT	Year Ended 10/31/09	Year Ended 10/31/08	Year Ended 10/31/07
Revenues	$198,631,396	$278,702,939	$155,376,419
Gross Profit	$7,587,000	$20,987,346	$23,872,231
Net Income	$2,219,406	$17,895,576	$20,330,125
Net Income per Unit	$0.08	$0.73	$0.83

BALANCE SHEET	10/31/09	10/31/08
Current Assets	$16,229,819	$14,264,258
Total Assets	$120,856,390	$126,877,240
Current Liabilities	$8,884,890	$15,446,792
Long-term liabilities	$32,818,635	$38,148,845
Members Equity	$79,152,865	$72,681,603

We anticipate filing our complete annual 10-K report with the SEC the last week of December. A link to this report can be found on the GGE website (www.ggecorn.com) under Investor Relations.

Estimated Taxable Income

Golden Grain Energy is in the planning stages of completing its tax return for the tax year ended 12/31/09. Because our tax year is different from our fiscal year and a substantial amount of the loss that occurred during the fiscal year happened in Nov and Dec of 2008 (which was reflected on the 2008 tax return) we are anticipating taxable income of approximately $0.42-0.47 per unit for 2009. GGE will also pass along a DMD deduction and Iowa investment tax credit as in previous years of approximately $0.03 and $0.02 per unit, respectively.

GGE will be filing returns and sending out K-1 form for you from approximately 5 different states (IA, MN, NE, OH & MI). We expect to be sending out K-1 forms no later than Feb. 23. Please be sure you submit all the tax documents you receive from Golden Grain Energy to your tax preparer, including the informative cover page that will accompany the K-1 forms.

Keep an eye on grain bins this winter to maintain quality

In some parts of Iowa and Minnesota, and especially in states east of the Mississippi River, ethanol plants have struggled with grain quality problems this fall, primarily high levels of vomitoxin mold.

While it has not been a problem in the Mason City area to date, farmers and elevators will still need to be careful in storing this year's wet crop in order to maintain grain quality. That quality, and avoiding mold, is especially important in maintaining acceptable levels of contaminants in DDGS, which are destined for livestock feed.

Vomitoxin can continue to grow in stored corn if the moisture level is above 15% or if the grain temperature is above 60 degrees.

To maintain grain quality:

- Core your bins now.
- Sell any grain with a moisture level above 15% first, before the grain temperature goes over 60 degrees.
- Try to maintain grain temperature below 60 degrees, especially if moisture content levels are above 15%.
- Only keep grain into the summer if the moisture content level is below 15%.

Mold is an organism that can continue to grow in grain storage under the right conditions. Next summer, Golden Grain and those delivering grain will need to be cognizant that while some grain may look OK, vomitoxin level may have increased during storage.

Find additional information:

• 2009 Corn Quality Issues. Iowa State University Extension: http://www.extension.iastate.edu/CropNews/2009/1015hurburghelmore.htm

• Late Harvest Resources. University of Minnesota Extension: http://www.extension.umn.edu/lateharvest/

• Crop Maturity and Harvest Issues. Purdue University Department of Agronomy: http://www.agry.purdue.edu/ext/corn/cafe/harvest/

some of our gallons to replace what Brazil didn’t export. Prices responded to the shorter supply of ethanol and resulted in very good profit margins for the last quarter of Golden Grain’s fiscal year. I also have to give credit to our employees for their commitment to work through discouraging times in the ethanol industry, and to RPMG and Hawkeye Gold for a good job of marketing our production throughout the year. December 2009 Golden Grain Energy Page 3 0.200 0.300 0.400 0.500 0.600 0.700 0.800 10/03/07 10/24/07 11/14/07 12/05/07 12/26/07 01/16/08 02/06/08 02/27/08 03/19/08 04/09/08 04/30/08 05/21/08 06/11/08 07/02/08 07/23/08 08/13/08 09/03/08 09/24/08 10/15/08 11/05/08 11/26/08 12/17/08 01/07/09 01/28/09 02/18/09 03/11/09 04/01/09 04/22/09 05/13/09 06/03/09 06/24/09 07/15/09 08/05/09 08/26/09 09/16/09 10/07/09 10/28/09 11/18/09 12/09/09 ETHANOL GROSS MARGIN* Iowa Interior Margin *Gross Margin:Inputs: nearby corn futures/basis @ 3¢ discount to NE GRP3 and nearby natural gas futures with applicable basis Outputs: DDGS (as a % of cash corn) & ethanol nearby swaps with the western corn belt @ 12 under Chicago. Ethanol Margin ¢/gal Estimated expenses before depreciation = $.38/gal Volatile markets make for tough year... cont’d from Page 1 Message from the Chairman: Golden Grain equipped for ever-changing challenges Someone once said, “The only thing constant is change.” When we reflect back on 2009, through Golden Grain Energy’s eyes, we will remember the negative margins in the ethanol environment at the beginning of the year and how the margins in the ethanol environment changed for the positive dramatically in the second half of the year. The first half of the year was about containing costs, maintaining and improving production efficiency. These efforts were aided in part by several plant upgrades, particularly in the molecular sieves, as well as by implementation of the management services agreement. Together, they set the stage for very positive production and profitability in the second half of the year. Of special note for 2009, we raised $4.3 million in redeemable units, which along with plant operations, allowed Golden Grain Energy to reduce total liabilities by $11.9 million dollars in a year where many plants struggled. Your Board of Directors remains committed to maintaining a strong balance sheet while providing opportunities to maximize shareholder returns. Ethanol production is a changing and evolving industry. I am proud to say your Board of Directors, management team and employees are equal to the task of adapting new production technologies and strategies in this ever-changing environment. As a shareholder and Board member, I look forward to 2010 and to the future of Golden Grain Energy. — Dave Sovereign, Chairman of the Board Golden Grain Energy

Page 4 Golden Grain Energy December 2009 Golden Grain Energy LLC Board of Directors Dave Sovereign, Chairman Steve Sukup, Vice Chairman Ron Pumphrey, Secretary Jim Boeding Steve Retterath Stan Laures Jerry Calease Marion Cagley Steve Core Leslie Hansen Duane Lynch Chris Schwarck Management Team Walter Wendland, President & CEO Scott Gudbaur, Commodity Manager Chad E. Kuhlers, Plant Manager Christy Marchand, Chief Financial Officer 1822 43rd St. SW Mason City, IA 50401 641-423-8525 888-GGE-CORN Fax: 641-421-8457 www.goldengrainenergy.com info@ggecorn.com Go Green with fourth Annual Iowa Renewable Fuels Summit Mark your calendars! The 4th Annual Iowa Renewable Fuels Summit is coming to the Polk County Convention complex on Jan. 25, 2010, from 8:30 a.m. to 4 p.m. Hosted by the Iowa Renewable Fuels Association (IRFA), the Summit is the Midwest’s premier event focusing on the importance of renewable fuels for Iowa and the nation. The 2010 Summit is set to raise the bar on the already high standard established by IRFA over the past three years. The price is right! Once again, the Iowa Renewable Fuels Summit is free and open to the public. The only requirement is pre-registration, a task that can be accomplished quickly and easily on the IRFA website at www.IowaRFA.org. While last year’s Summit drew more than 800 people, greater attendance is expected this year to learn about the important role renewable fuels will play in meeting future transportation needs and energy independence. Highlights of this year’s Summit will include a keynote address on “Beating the Blend Wall” by General Wesley Clark* of Growth Energy, a presentation on “Life After the Renewable Fuel Standard” by EPA Director of Transportation and Air Quality Margo Oge, a discussion of Iowa’s renewable energy future by Governor Chet Culver* and Iowa’s Republican gubernatorial candidates, and a trade show featuring the latest innovations in renewable fuels technology. “Whether a biofuels investor or just interested in the renewable fuels industry, the Iowa Renewable Fuels Summit will once again put the hot topics front and center,” said IRFA Managing Director Lucy Norton. “There are decisions being made today in Des Moines and Washington, D.C., that will shape the renewable fuels industry for years to come. This conference is our way of keeping everyone up-to-date on these issues—whether E15, alternative biofuels feedstocks or federal and state policies that will influence future demand.” You won’t want to miss it! Pre-register for the 2010 Iowa Renewable Fuels Summit today at www.IowaRFA.org. *Invited Get a daily dose of ethanol news Looking for a way to stay abreast of what is happening in the ethanol industry and related legislative actions? The Renewable Fuels Association (RFA) distributes a daily email “Smart Brief” with the news of the day. You can subscribe on the RFA’s home page (www.ethanolrfa.org) or by going to www.smartbrief.com/rfa/. This newsletter contains forward-looking statements. We undertake no responsibility to update any forward looking statement. When used, the words “believe”, “hope”, “expect”, “anticipate” and similar expressions are intended to identify forward-looking statements. Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings, copies of which are available through our website or upon request. E-15 decision delayed, RFA concerned about potential limitations The Environmental Protection Agency announced recently that it would delay a decision on the approval of E-15 ethanol blends until sometime in 2010, pending completion of further testing of the use of the higher blend. The agency has, however, begun crafting the labeling that would be required if the blending limit is raised. Bob Dineen, head of the Renewable Fuels Association, expressed concerns that the delay could derail investment in more advanced biofuels technology. There are also worries that new rules might limit use of the higher blend to vehicles model year 2001 or newer. Dineen says that current research shows no ill-effects of increased ethanol use in any vehicle, regardless of model year. The RFA encourages the EPA to look at the waiver request with the entire range of vehicles in mind or provide detailed scientific rationale for excluding older model vehicles.